Exhibit 10.19
LEASE MODIFICATION AGREEMENT
THIS AGREEMENT made as of the 30th day of June, 2010, between SANWOOD REALTY CO. (“Landlord”), with offices at 14 Dubon Court, Farmingdale, New York 11735, and MISONIX, INC. (“Tenant”) with offices at 1934-1940 New Highway, Farmingdale, New York 11735 (the “Demised Premises”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant’s predecessor-in-interest have heretofore entered into a written agreement of lease for premises commonly known as 1938 New Highway, Farmingdale, New York (the “Demised Premises”) dated as of June 30, 1992, as amended and extended by written mesne agreements dated June 16, 1997 and January 13, 1998 (the “Lease”); and,
WHEREAS, according to its terms, the expiration date of the Lease is June 30, 2010; and,
WHEREAS, Landlord and Tenant mutually desire to extend the term of the Lease for a period of five (5) years commencing July 1, 2010 and terminating June 30, 2015; and,
WHEREAS, Tenant desires to surrender a portion of the Demised Premises; and,
WHEREAS, the parties desire to amend the Lease in certain other respects hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars and other good and valuable consideration, the sufficiency and receipt of which is hereby mutually acknowledged, and the terms and conditions contained herein, it is agreed as follows:
1. Extension Term. The demised term is hereby extended for a period of five (5) years commencing July 1, 2010 and terminating June 30, 2015, or terminating on such prior date as may be permitted by the Landlord under the terms of the Lease (the “Extension Term”).
2. Partial Surrender; etc. Tenant currently occupies the entire building known as 1938-1940 New Highway, Farmingdale New York (the “Building”). Not later than August 31, 2010 (the “Surrender Date”), Tenant shall surrender to Landlord all of Tenant’s right, title and interest in that portion of the Building known as 1940 New Highway, Farmingdale, New York, which the parties agree consist of 11,079 rentable square feet known as 1940 New Highway, Farmingdale, New York (the “Surrender Premises”) as shown on Exhibit A annexed hereto and made a part hereof. Tenant shall vacate and remove all of its personal property and trade fixtures from the Surrender Premises not later than the Surrender Date, and deliver such premises to Landlord vacant, in broom clean condition, with all systems in good working order and otherwise as required by the terms of the Lease.
3. Area; Pro Rata Share. Upon the later of Tenant’s vacatur or the Surrender Premises or July 1, 2010, the parties agree that Tenant’s Pro Rata Share shall mean seventy-six percent (76%) and the Demised Premises shall consist of 34,421 rentable square feet commonly known as 1934-1938 New Highway, Farmingdale, New York 11735.

4. Fixed Annual Rent. The fixed annual rent during the Extension Term shall be payable without deduction or set-off of any nature or amount, in advance on the first calendar day of each month in equal monthly installments, without demand, at the office of Landlord, and otherwise as set forth in the Lease, and as follows:
(A) for the period July 1, 2010 through and including the Surrender Date, Tenant shall pay fixed annual rent and additional rent as the same were due and payable for the month of June 30, 2010;
(B) for the from the Surrender Date through and including June 30, 2011, $263,320.65 per annum;
(C) for the period July 1, 2011 through and including June 30, 2012, $271,220.27 per annum;
(D) for the period July 1, 2012 through and including June 30, 2013, $279,356.88 per annum;
(E) for the period July 1, 2013 through and including June 30, 2014, $287,369.71 per annum; and,
(F) for the period July 1, 2014 through and including June 30, 2015, $296,786.67 per annum.
5. Option to Renew.
(A) Tenant shall have the privilege of an option to renew this lease in accordance with the terms of this paragraph 3, provided that the Tenant (i) is not in default under any of the terms, covenants or conditions of this lease at any time prior to the Option Period, and (ii) has not, more than five times in the prior five years, been in arrears in payment of fixed annual rent or additional rent for more than ten (10) days.

(B) It is specifically understood and acknowledged that this option to renew is not self-executing, is subject to the provisions of sub-paragraph (A) of this paragraph 3, and is a privilege granted to the Tenant by the Landlord and is to be of no force or effect unless the Tenant shall take the following affirmative steps to exercise the option: At any time, but by written notice to Landlord postmarked not later than February 1, 2015, TIME BEING EXPRESSLY UNDERSTOOD AND AGREED TO BE OF THE ESSENCE, the Tenant shall notify the Landlord of its intention to exercise the option (the “Option Notice”) as indicated herein. The Option Notice by Tenant to Landlord shall be mailed — and not personally delivered — by registered or certified mail, return receipt requested, with postage pre-paid to Landlord at the address set forth in this Lease (or such other address as may be designated by Landlord in writing). The Option Notice may be given only by Tenant and not by its agent, attorney or otherwise. If Tenant shall not exercise its option strictly in accordance with the provisions of this paragraph 3(B), then this lease shall terminate on the date provided hereinbefore.
(C) The privilege of renewal shall be personal as to the Tenant named herein and may not be exercised, sold, given, assigned or enjoyed by any approved assignees, subtenant or any other person.
(D) Tenant’s option to renew this lease shall be for one (1) additional term of five (5) years, from July 1, 2015 through and including June 30, 2020 (the “Option Period”). Such renewal shall be upon all the same terms and conditions as set forth in this lease except that (i) there shall be no further option to renew, and (ii) Tenant’s fixed annual rent shall be the fair market value for the Demised Premises, which shall be the fair market value for similar premises similarly situated.

(E) If the parties are unable to agree on the fair market value for the Demised Premises, then such dispute shall be determined by binding arbitration before three arbitrators in western Suffolk County, the administrative costs of such arbitration to be shared equally by the Landlord and Tenant, but each party shall be solely responsible for its owns costs, expenses and fees (including, without limitation, those of its counsel, witnesses and experts). No award shall, and the arbitrators shall not have the power to, reduce the fixed annual rent below the amount payable in the previous lease year; additionally, the fixed rent in the second through fifth years of the Option Period shall be increased by 3% per annum compounded (for example, if the fixed rent in the first year of the Option Period shall be $100.00 per annum, then the fixed rent in the second year of the Option Period shall be $103.00 per annum, the fixed rent in the third year of the Option Period shall be $106.09 per annum, etc.) Any award in arbitration may be entered in any court of competent jurisdiction. Pending the determination of the fair market value, Tenant shall pay to Landlord the fixed annual rent payable in the preceding lease year, and upon such determination shall, within five days, pay to Landlord the difference between the amount of fixed annual rent theretofore paid during the Option Period and the amount of fixed annual rent determined to be due in such arbitration.
6. INTENTIONALLY OMITTED.
7. Liens. Tenant shall promptly pay when due any charge (whether or not such charge is valid or enforceable as such) for waste removal to the Town of Babylon (or any of its political subdivisions, agents, employees or contractors). Upon Tenant’s failure to make such timely payment, Landlord shall have the right, but not the obligation, to make such payment directly to the party entitled to such payment, and all moneys paid by Landlord Shall be deemed additional rent due and payable within five (5) days after written demand by Landlord.

8. Broker. The parties mutually acknowledge and agree that no broker brought about, negotiated or procured this agreement.
9. Merger. This constitutes the entire agreement between the parties and each party acknowledges that no agreements, representations or understandings exist or existed with respect to this agreement except as are expressly set forth herein. This agreement may not be changed orally, but only in writing signed by the party against which such change may be sought to be enforced. Except as modified herein, the Lease shall remain in full force and effect.
10. Inconsistencies. Any inconsistency between this agreement and the Lease shall be resolved in favor of this agreement.
11. No Waiver. By Landlord entering into this agreement, Tenant agrees that Landlord shall not be deemed to have waived any prior or existing breach on Tenant’s part, whether or not Landlord shall have actual or constructive knowledge of the same.
12. Binding Effect. This agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, permitted assigns, and legal representatives.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first above-written.

SANWOOD REALTY CO. By: Katz Realty Family L.P. By: Inpro Properties Corp.
By:	/s/ Alan Katz
President

MISONIX, INC.
By:	/s/ Richard Zaremba
	Name:	Richard Zaremba
	Title:	SR VP & CFO

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